Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusions of our report dated September 28, 2023, with respect to our audit of the financial statements of Naploy Corp. as of July 31, 2023, into the Registration Statement of Naploy Corp. Form S-1. Except for our audit report and the accompanying financial statements and notes, we are not in the position to agree or disagree with any other information contained in the Registration Statement of Naploy Corp. Form S-1.

/s/ MAINOR AUDIT JA PARTNERID OÜ

We have served as the Company’s auditor since 2023.

MAINOR AUDIT JA PARTNERID OÜ.

Kadaka pst 85a, Tallinn, Harju maakond 10922

PCAOB ID Number 2333

Tallinn, Estonia

January 22, 2024